SUB-ADVISORY AGREEMENT

     This Sub-Advisory Agreement ("AGREEMENT") is made as of December 5, 2016, between Fiera Capital Inc., a Delaware corporation located at 375 Park Avenue, 8th Floor, New York, NY 10152 ("MANAGER"), and Ellington Management Group, L.L.C., a Delaware limited liability company located at 53 Forest Avenue, Old Greenwich, CT 06870 ("SUB-ADVISER").

                                  WITNESSETH:

     WHEREAS, The Advisors' Inner Circle Fund III, a Delaware statutory trust ("TRUST"), is registered under the Investment Company Act of 1940, as amended ("1940 ACT"), as an open-end management investment company and has established one or more separate series of shares ("SERIES") with each Series having its own assets and investment policies; and

     WHEREAS, Trust has retained Manager to provide investment advisory and administrative services to certain of the Series of the Trust pursuant to an investment advisory agreement dated December 5, 2016 ("INVESTMENT ADVISORY AGREEMENT"), which agreement specifically provides for the retention of a sub-adviser to provide the investment advisory services described therein; and

     WHEREAS, the Manager desires to retain Sub-Adviser to furnish investment advisory and portfolio management services to the portion of each Series listed in Schedule A hereto that has been allocated to the Sub-Adviser by the Manager and to the portion of such other Series of Trust hereinafter established as agreed to from time to time by the parties ("ALLOCATED PORTION"), evidenced by an addendum to Schedule A (hereinafter "SERIES" shall refer to each Series which is subject to this Agreement), and the Sub-Adviser is willing to furnish such services, in accordance with the provisions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1.   SERVICES AND RESPONSIBILITIES OF THE SUB-ADVISER

     1.1 INVESTMENT MANAGEMENT SERVICES. Subject to the general oversight of the Manager, and in accordance with the Series' investment objectives, policies and restrictions, the Sub-Adviser shall act as the investment subadviser to the Series and, as such, shall (i) formulate a continuing program for the investment of the assets of the Allocated Portion in a manner consistent with the Series' investment objectives, policies and restrictions and the investment guidelines as provided herein in Schedule B, as it may be amended from time to time by the mutual agreement of the parties hereto, and
(ii) determine from time to time securities or other assets/instruments to be purchased, sold, retained, borrowed or lent by the Allocated Portion, and implement those decisions, including the selection of entities with or through which such purchases, sales or loans are to be effected; provided, that the Sub-Adviser will place orders pursuant to its investment determinations either directly with the issuer or with a broker or dealer. The Sub-Adviser shall determine what portion of the Allocated Portion's assets will be invested or held uninvested as cash or cash equivalents. To carry out such obligations, the Sub-Adviser shall exercise full discretion and act for the Series with respect to the Allocated Portion in the same manner and with the same force and effect as the Series itself might or could do with

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respect to purchases, sales or other transactions, as well as with respect to all other such things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions. Notwithstanding the foregoing, the Sub-Adviser shall, upon written instructions from the Manager, effect such portfolio transactions for the Allocated Portion as the Manager may from time to time direct; provided however, that the Sub-Adviser shall not be responsible for any such portfolio transactions effected upon written instructions from the Manager. No reference in this Agreement to the Sub-Adviser having full discretionary authority over the Allocated Portion's investments shall in any way limit the right of the Manager, in its sole discretion, to establish or revise policies in connection with the management of the Allocated Portion's assets or to otherwise exercise its right to control the overall management of the Allocated Portion's assets.

     Upon written notice to the Sub-Adviser, the Manager has the right at any time to reallocate the portion of a Series' assets allocated to the Allocated Portion pursuant to this Agreement if the Manager deems such reallocation appropriate.

     The Sub-Adviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein. The Sub-Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. Subject to seeking best execution, the Sub-Adviser is authorized to enter into executing broker agreements on behalf of the Series solely with respect to its management of the Allocated Portion, provided that the Sub-Adviser shall coordinate all such brokerage execution with the Series' prime broker and custodian. The Sub-Adviser is directed at all times to seek to execute transactions for the Allocated Portion in accordance with any written policies, practice or procedures that may be established by the Board of Trustees of the Trust (the "BOARD") or the Manager from time to time, consistent with those described in the Series' prospectus ("PROSPECTUS") and statement of additional information ("SAI"), as each may be amended from time to time, provided such policies, practice or procedures have been delivered to the Sub-Adviser with reasonably sufficient time to allow personnel of the Sub-Adviser to process prior to effecting portfolio transactions. In placing any orders for the purchase or sale of investments for the Series, in the name of the Allocated Portion or its nominees, the Sub-Adviser shall use its best efforts to obtain for the Allocated Portion "best execution", considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. In no instance will portfolio securities be purchased from or sold to the Manager or the Sub-Adviser, or any of their affiliated persons, except in accordance with the 1940 Act, the Investment Advisers Act of 1940, as amended ("ADVISERS ACT"), and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Series.

     Unless specifically permitted by the 1940 Act (and the rules thereunder) and procedures adopted by the Board, on behalf of the Series, the Sub-Adviser agrees that it will not execute any portfolio transactions for the Allocated Portion with a broker or dealer which is (i) an affiliated person of the Series, including the Manager or any sub-adviser for the Series; (ii) a principal underwriter of the Series' shares; or (iii) an affiliated person of such an affiliated person or principal underwriter. Each party hereto agrees that it will provide the other party with a written list of affiliated brokers and dealers and will, from time to time, update such list as necessary.

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     Subject to the appropriate policies and procedures approved by the Board, the Sub-Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended ("EXCHANGE ACT"), cause the Allocated Portion to pay a broker or dealer that provides brokerage or research services to the Manager, the Sub-Adviser and the Allocated Portion an amount of commission for effecting a Series transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Sub-Adviser's overall responsibilities to the Series or its other advisory clients.

     On occasions when the Sub-Adviser deems the purchase or sale of a security or other asset/instrument to be in the best interest of the Allocated Portion as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner which the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Allocated Portion and to its other clients over time.

     Upon the Manager's reasonable request, the Sub-Adviser shall provide, or procure the provision of, reasonable assistance to the Manager, the custodian or recordkeeping agent for the Trust in order to help such party determine the value of any assets of the Allocated Portion, consistent with the procedures and policies stated in the Trust's registration statement on Form N-1A with respect to the Series, as amended and supplemented from time to time ("REGISTRATION STATEMENT"), and the Trust's Valuation Procedures, as may be amended and supplemented from time to time. This assistance includes (but is not limited to): (i) designating and providing access to one or more employees of the Sub-Adviser or its affiliates who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees, upon reasonable notice from the Manager, shall be available for consultation when the Trust's Valuation Committee convenes; (ii) assisting the Manager or the custodian in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Allocated Portion, upon the reasonable request of the Manager or custodian; (iii) upon the reasonable request of the Manager or the custodian, providing information related to the pricing of portfolio securities; and (iv) maintaining records with respect to each instance of securities valuation assistance provided hereunder, and providing such information to the Manager or the Trust upon reasonable request, with such records being deemed Trust records. The parties acknowledge that the Sub-Adviser and the custodian or recordkeeping agent of the Series may use different pricing vendors, which may result in valuation discrepancies. Notwithstanding the foregoing, the Manager understands and agrees that the Board, and not the Sub-Adviser or any of its affiliates, is ultimately responsible for the valuation of all portfolio securities or other assets held by the Trust on behalf of the Series.

     The Trust, on behalf of the Series, hereby authorizes any entity or person associated with the Sub-Adviser which is a member of a national securities exchange to effect or execute any transaction on the exchange for the account of the Series which is permitted by Section 11(a) of

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the Exchange Act and Rule 11a2-2(T) thereunder, and the Series hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

     The Sub-Adviser shall discharge the foregoing responsibilities in compliance with applicable laws and regulations and consistent with the investment objectives, policies and restrictions of the Series as adopted by the Board, the investment guidelines set forth in Schedule B hereto, and subject to such further limitations as the Trust may from time to time impose on the Series, in each case as provided to the Sub-Adviser with sufficient prior written notice so as to allow reasonably sufficient time to allow personnel of the Sub-Adviser to comply.

     The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Trust, Series or the Manager in any way or otherwise be deemed an agent of the Trust, Series or the Manager except as expressly authorized in this Agreement or another writing by the Trust, the Manager and the Sub-Adviser.

     The Manager and the Trust recognize that the Sub-Adviser and its affiliates have investments of their own and may act as investment managers for other third parties. The Manager and the Trust also recognize that the Sub-Adviser may be or become associated with other investment entities and engage in investment management for other third parties. Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser to engage in, or to devote time and attention to the management of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association. The Sub-Adviser may on occasion give advice or take action with respect to other investment entities that it manages that differs from the advice given with respect to the Series. The Sub-Adviser acknowledges that it has policies and procedures in place to address any conflicts of interest that may arise from managing the Allocated Portion and its other investment entities.

Provision of Excess Cash:

     Upon written notice to the Sub-Adviser, the Manager may temporarily allocate any unused portion of a Series' assets allocated to another sub-adviser of the Series to the Sub-Adviser. For the purposes of this Agreement, such other sub-adviser of the Series is referred to herein as the "PROVIDING SUB-ADVISER", such unused portion of the Providing Sub-Adviser's assets that is allocated to the Sub-Adviser hereunder is referred to herein as "EXCESS CASH" and each such allocation of Excess Cash to the Sub-Adviser is referred to herein as an "EXCESS CASH ALLOCATION". For the avoidance of doubt, the Manager shall have the sole authority to allocate and reallocate Excess Cash to and from the Sub-Adviser, and the Sub-Adviser expressly agrees that is has no authority to allocate or reallocate Excess Cash.

     Upon the effective date of the Excess Cash Allocation, the Excess Cash shall be deemed to be part of the Sub-Adviser's Allocated Portion for purposes of this Agreement in all respects and the Sub-Adviser shall have the authority to manage the Excess Cash pursuant to the terms and conditions of this Agreement. However, notwithstanding the foregoing, the Excess Cash shall not be deemed to be part of the Allocated Portion for purposes of calculating the Sub-Adviser's compensation under this Agreement, and the Sub-Adviser agrees that it shall not be entitled to receive any compensation with respect to its management of the Excess Cash.

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     Upon written notice to the Sub-Adviser, the Manager may return all or a portion of the Excess Cash to the Providing Sub-Adviser ("RETURNED EXCESS CASH"). For the avoidance of doubt, any Returned Excess Cash shall not be deemed to be Excess Cash under this Agreement.

     The Manager agrees to cooperate with the Series' administrator and take such actions as it deems necessary or appropriate to ensure that the value of the Excess Cash is appropriately recorded on the books and records maintained by the Series' administrator.

     1.2  ADMINISTRATIVE SERVICES. The Sub-Adviser shall:

          1.2.1  BOOKS AND RECORDS.   Assure that all records required to be
maintained and preserved by Trust and/or the Series with respect to securities transactions of the Allocated Portion are maintained and preserved by it or on its behalf in accordance with applicable laws and regulations.

          1.2.2 REPORTS AND FILINGS. Provide reasonable assistance as requested in the preparation of (but not pay for) all periodic reports by Trust or the Series to shareholders of the Series and all reports and filings required to maintain the registration and qualification of the Series, or to meet other regulatory or tax requirements applicable to the Series, under federal and state securities and tax laws. The Sub-Adviser shall review draft reports to shareholders, Registration Statements and other documents provided to the Sub-Adviser (or portions thereof), in each case that relate to either the Sub-Adviser or the Series managed by the Sub-Adviser, provide comments on such drafts on a timely basis, and provide certifications or sub-certifications on a timely basis as to the accuracy of the information contained in such reports or other documents as it relates to the Allocated Portion or the Sub-Adviser. Sub-Adviser will prepare and cause to be filed in a timely manner, if required, Form 13F and/or Schedule 13G with respect to securities held in the Allocated Portion.

          1.2.3 REPORTS TO THE MANAGER AND THE BOARD OF TRUSTEES. Prepare and furnish to Manager and/or the Board such reports, statistical data and other information in such form and at such intervals as Manager and/or the Board may reasonably request; provided that the Sub-Adviser is provided with such notice of any new report, statistical data or other information as is reasonably sufficient to allow the Sub-Adviser to respond to such request. Sub-Adviser shall also make available to the Manager and the Board at reasonable times the portfolio managers of the Series and other appropriate personnel as mutually agreed by the Manager and Sub-Adviser, either in person or, at the mutual convenience of the Manager, the Board and the Sub-Adviser, by telephone or other electronic media, in order to review the investment policies, performance and other matters relating to the management of the Series in respect of the Allocated Portion.

          1.2.4 NOTIFICATIONS AND CERTIFICATIONS TO MANAGER. The Sub-Adviser shall:

               (i) Promptly notify the Manager in the event that the Sub-Adviser or any of its affiliates becomes aware that the Sub-Adviser: (a) is, or will likely be, subject to a statutory disqualification that prevents the Sub-Adviser from serving as investment adviser pursuant to this Agreement; (b) fails to be registered as an investment adviser under the Advisers

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Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (c) is the subject of an administrative proceeding or enforcement action by the U.S. Securities and Exchange Commission (the "SEC") or other regulatory authority; (d) is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority (i) involving the affairs of the Trust or the Manager or any of their affiliates or
(ii) which involves the affairs of the Sub-Adviser or its affiliates; or (e) is involved in any pending litigation or administrative proceeding brought against the Sub-Adviser or any of its management persons (as defined in Form ADV), in the case of each of clauses (d)(ii) and (e) that involves potential wrongdoing on the part of the Sub-Adviser or its affiliates in providing asset management or investment advisory services or is likely to have a material adverse effect on the Sub-Adviser's ability to perform its duties under this Agreement. The Sub-Adviser further agrees to notify the Series and the Manager promptly of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser or the Series' investment strategy or tactics that is not contained in the Registration Statement regarding the Series, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect. The Sub-Adviser will notify the Trust, the Manager and the Board if its chief executive officer or any member of the portfolio management team named in the Registration Statement for the Series changes, or if there is, or there is expected to be, an actual change in control or management of the Sub-Adviser within the meaning of Sections 2(a)(4) and 202(a)(1)-1 under the 1940 Act and Advisers Act, respectively. The Sub-Adviser will promptly notify the Trust, the Manager and the Board of any change in the Sub-Adviser's financial condition which could materially impact its abilities to perform its duties hereunder and of any reduction in the amount of coverage under the Sub-Adviser's errors and omissions or professional liability insurance coverage below $10 million per claim and in the aggregate;

               (ii) Provide the Manager, the Trust or the Board with such information and assurances (including certifications and sub-certifications) as the Manager, the Trust or the Board may reasonably request from time to time in order to assist it in complying with applicable laws, rules and regulations, including requirements in connection with the Manager's, the Sub-Adviser's or the Board's fulfillment of its responsibilities under Section 15(c) of the 1940 Act and the preparation and/or filing of the Registration Statement, Form N-CSRs and Form N-Qs;

               (iii) As reasonably requested by the Trust on behalf of the Trust's officers and in accordance with the scope of Sub-Adviser's obligations and responsibilities contained in this Agreement, provide reasonable assistance to the Trust in connection with the Trust's compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder, and Rule 38a-1 of the 1940 Act. Specifically, the Sub-Adviser agrees to (a) certify periodically, upon the reasonable request of the Trust, that with respect to the Allocated Portion and the Sub-Adviser's provision of portfolio management services hereunder, it is in material compliance with all applicable "federal securities laws", as required by Rule 38a-l under the 1940 Act, and Rule 206(4)-7 under the Advisers Act; (b) upon request and reasonable prior notice, cooperate with third-party audits arranged by the Trust to evaluate the effectiveness of the Trust's compliance and internal controls; (c) upon request and reasonable prior notice, provide the Trust's chief compliance officer with direct access to its chief compliance officer (or his/her designee); (d) upon request and reasonable prior notice, provide the Trust's chief compliance

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officer with periodic reports related to the Series; (e) promptly provide notice of any material compliance matters related to the Series; and (f) upon reasonable notice to and reasonable request, provide the Manager with access to the records relating to such compliance policies and procedures of the Sub-Adviser as they relate to the Series; and

               (iv) The Sub-Adviser has adopted a written code of ethics that it reasonably believes complies in all material respects with the requirements of Rule 17j-1 under the 1940 Act, which it has provided to the Manager and the Trust. The Sub-Adviser shall take reasonable steps to ensure that its Access Persons (as defined in the Sub-Adviser's Code of Ethics) comply in all material respects with the Sub-Adviser's Code of Ethics, as in effect from time to time. Upon request, the Sub-Adviser shall provide the Trust with (i) a copy of the Sub-Adviser's current Code of Ethics, as in effect from time to time, and (ii) a certification that it has adopted procedures reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by the Sub-Adviser's Code of Ethics. Annually, the Sub-Adviser shall furnish a written report, which complies with the requirements of Rule 17j-1, concerning the Sub-Adviser's Code of Ethics to the Adviser and the Trust's Board. The Sub-Adviser shall respond to requests for information from the Adviser and the Trust as to violations of the Code by Access Persons and the sanctions imposed by the Sub-Adviser. The Sub-Adviser shall promptly notify the Manager and the Trust of any material violation of the Code, whether or not such violation relates to a security held by the Allocated Portion.

          1.2.5 OTHER SERVICES. The Sub-Adviser shall perform such other functions of management and supervision as may be reasonably requested by the Manager or the Trust, and agreed to by the Sub-Adviser.

     2.   REPRESENTATIONS

          2.1 REPRESENTATIONS OF THE SUB-ADVISER. The Sub-Adviser represents warrants and agrees that:

               (i) It has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

               (ii) It is registered as an investment adviser under the Advisers Act and will continue to be so registered during the term of this Agreement;

               (iii) It has adopted and implemented a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (a "CODE OF ETHICS") and has provided the Manager and the Trust with a copy of such Code of Ethics and will provide copies of any future material amendments thereto;

               (iv) It has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Sub-Adviser, its employees, officers, and agents, and the Manager and the Trust have been provided or have had the opportunity to inspect a copy or a summary of such policies and procedures and will be provided or will have the opportunity to inspect with any future amendments thereto;

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               (v) It has delivered to the Manager copies of its Form ADV as most recently filed with the SEC and will provide the Manager and the Trust with a copy of any future filings of Form ADV or any amendments thereto;

               (vi) It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement and will promptly notify the Manager and the Trust of the occurrence of any event that could disqualify the Sub-Adviser from serving as an investment adviser to a Series pursuant to Section 9(a) of the 1940 Act or other applicable law, rule or regulation;

               (vii) It shall comply with the laws and regulations regarding insider trading;

               (viii) It maintains an appropriate level of errors and omissions or professional liability insurance coverage from an insurance company that has a minimum credit rating of A- from at least one national recognized credit rating agency;

               (ix) The Sub-Adviser has reviewed, and will in the future review, any Sub-Adviser Disclosure (as defined below) contained in the Registration Statement, summary prospectus, prospectus, statement of additional information, periodic reports to shareholders, reports and schedules filed with the Commission (including any amendment, supplement or sticker to any of the foregoing) and advertising and sales material relating to the Series (collectively the "DISCLOSURE DOCUMENTS") within a reasonable time following any such material being furnished to the Sub-Adviser by the Series or the Series' service providers and represents and warrants that, with respect to disclosure about the Sub-Adviser, the manner in which the Sub-Adviser manages the Allocated Potion and information relating to the Sub-Adviser (the "SUB-ADVISER DISCLOSURE"), either (a) such Disclosure Documents contain or will contain, no untrue statement of any material fact and do not and will not omit any statement of material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Sub-Adviser will provide such information to the Series or the Manager which, if incorporated into the Disclosure Documents, would result in the Disclosure Documents not containing any untrue statement of any material fact or omitting any statement of material fact required to be stated therein or necessary to make the statements therein not misleading; and

               (x) It (a) is a member of the National Futures Association ("NFA") and is registered with the U.S. Commodity Futures Trading Commission ("CFTC") as a commodity pool operator and commodity trading advisor, (b) will comply in all material respects with applicable NFA and CFTC rules and regulations with respect to its obligations under this Agreement, and (c) will notify the Adviser of any change in its status with respect to the foregoing sub-section (a) or failure to comply with respect to the foregoing sub-section
(b).

          2.2 REPRESENTATIONS OF THE MANAGER: The Manager represents warrants and agrees that:

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               (i)  It has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement; and

               (ii) It is registered as an investment adviser under the Advisers Act and will continue to be so registered during the term of this Agreement;

               (iii) It has adopted and implemented a Code of Ethics and has provided the Trust with a copy of such Code of Ethics and will provide copies of any future amendments thereto;

               (iv) It has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Manager, its employees, officers, and agents, and the Trust has been provided a copy or a summary of such policies and procedures and will be provided with any future amendments thereto;

               (v) It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by the Investment Advisory Agreement it has entered into with the Trust and will promptly notify the Sub-adviser of the occurrence of any event that is likely to disqualify the Manager from serving as an investment adviser to a Series pursuant to Section 9(a) of the 1940 Act or other applicable law, rule or regulation;

               (vi) The Investment Advisory Agreement contains a

representation to the Trust that the Manager will comply, and cause the Series to comply, in all material respects with the 1940 Act, the Advisers Act and all other applicable laws and regulation to which it or the Series may be subject, including, without limitation, Subchapter M of the Internal Revenue Code of 1986, as amended, subject in each case to the obligations of SEI Investments Global Funds Services ("SEI") as set forth in one or more agreements by and among SEI and the Trust and/or SEI and the Manager; and

               (vii) It (a) is a member of the NFA and is registered with the CFTC as a commodity pool operator, (b) will comply in all material respects with applicable NFA and CFTC rules and regulations with respect to its management of each Series, and (c) will notify the Sub-Adviser of any change in its status with respect to the foregoing sub-section (a) or failure to comply with respect to the foregoing sub-section (b).

     3.   SUB-ADVISORY FEE

     The Manager shall pay to the Sub-Adviser, as compensation for the Sub-Adviser's services hereunder, a fee, determined as described in Schedule C that is attached hereto and made a part hereof. Such fee shall be computed daily and paid not less than monthly in arrears by the Manager within 30 days following the month to which such fee relates. A Series shall have no responsibility for any fee payable to the Sub-Adviser.

     The Sub-Adviser will be compensated based on the Allocated Portion of Series assets allocated to the Sub-Adviser by the Manager. For the avoidance of doubt, Excess Cash is not deemed to be part of the Sub-Adviser's Allocated Portion for purposes of determining the Sub-

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Adviser's compensation under this Agreement. The method for determining net assets of an Allocated Portion for purposes hereof shall be the same as the method for determining net assets for purposes of establishing the offering and redemption prices of Series shares as described in the Series' prospectus. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

     3.1  EXPENSES

During the term of this Agreement, Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than (x) the cost of securities (including brokerage commissions, if any) purchased for the Allocated Portion and (y) investment-related expenses reasonably incurred by the Sub-Adviser that are directly related to portfolio transactions and positions for the Allocated Portion (including direct expenses associated with the Allocated Portion's investments, transfer taxes and premiums, taxes withheld on foreign dividends, Foreign Account Tax Compliance Act (FATCA) withholding, investment-related interest expense, borrowing charges on securities sold short, dividends on securities sold but not yet purchased and margin fees). Sub-Adviser shall be responsible for reasonable out-of-pocket costs and expenses incurred by the Manager or the Trust to obtain shareholder approval of a new sub-advisory agreement with the Sub-Adviser as a result of a change in "control" (as such term is defined in Section 2(a)(9) of the 1940 Act) of the Sub-Adviser (which may include, without limitation, the costs of preparing, printing and mailing a proxy statement for the shareholder meeting and proxy solicitation services, among others), or to otherwise comply with the 1940 Act, the Securities Act of 1933, as amended, or any other applicable statute, law, rule or regulation, as a result of such change.

     4.   OWNERSHIP AND HOLDING PERIOD OF RECORDS

     All records required to be maintained and preserved by the Series pursuant to the rules or regulations under Section 31(a) of the 1940 Act and maintained and preserved by the Sub-Adviser on behalf of the Series are the property of the Series and shall be surrendered by the Sub-Adviser promptly on request by the Series or the Manager; provided, that the Sub-Adviser may at its own expense make and retain copies of any such records. The Sub-Adviser agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records required to be maintained by Rule 31a-1 under the 1940 Act. Notwithstanding anything to the contrary, the Sub-Adviser shall be permitted to retain copies of the Series' books and records at its own cost and expense (and may retain originals and provide the Series or the Manager with copies to the extent necessary to comply with Rule 204-2 under the Advisers Act or Rule 31a-1 under the 1940 Act).

     5.   TRANSACTIONS AND CUSTODY

     The Sub-Adviser shall have the authority to instruct the custodian designated by the Trust (the "CUSTODIAN"): (i) to pay cash for securities and other property delivered to the Custodian, (ii) to deliver securities and other property against payment for the Series, and (iii) to transfer assets and funds to such brokerage accounts as the Sub-Adviser may designate, all consistent with the powers, authorities and limitations set forth herein. The Sub-Adviser shall not have authority to cause the Custodian to deliver securities and other property or pay cash to the Sub-Adviser except as expressly provided herein. All transactions will be consummated by payment to or delivery by the Custodian, or such depositories or agents as may be designated by the Custodian in writing, of all cash and/or securities due to or from the Allocated Portion, and the Sub-Adviser shall not have possession or custody thereof. The Sub-Adviser shall advise the Custodian and confirm in writing to the Trust, to the Manager and any other designated agent of the Series, including the Series' administrator, all investment orders for the Allocated Portion placed by it with brokers and dealers in the manner set forth in Rule 31a-1 under the 1940 Act and as soon as practicable after the close of business each day but no later than 11:00 a.m. Eastern time the following business day. For purposes of the foregoing sentence, communication via electronic means will be acceptable as agreed to in writing from time to time by the Manager. The Trust shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Sub-Adviser.

     6.   REPORTS TO SUB-ADVISER

     Manager shall furnish or otherwise make available to the Sub-Adviser such copies of the Registration Statement, financial statements, proxy statements, reports, and other information relating to the Series' business and affairs as the Sub-Adviser may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement or under applicable law or regulation.

     7.   CONFIDENTIALITY

     Sub-Adviser will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or as reasonably required to execute transactions on behalf of the Series, and will keep confidential any non-public information obtained directly as a result of this service relationship, and the Sub-Adviser shall disclose such non-public information only if the Manager or the Board have authorized such disclosure by prior written consent, or if such information is or hereafter otherwise is known by the Sub-Adviser or has been disclosed, directly or indirectly, by the Manager or the Trust to others, or becomes ascertainable from public or published information or trade sources, or if such disclosure is expressly required or requested by applicable federal, state or other governmental regulatory authorities or self-regulatory organizations, or to the extent such disclosure is reasonably required by auditors or attorneys of the Sub-Adviser in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement. Sub-Adviser shall not disclose information regarding characteristics of the Series or Allocated Portion, trading history, portfolio holdings, performance information or any other related information to any third-party, except in compliance with the Trust's policies on disclosure of portfolio holdings or as required by applicable law or regulation. Notwithstanding the foregoing, subject to applicable law, the Sub-Adviser may disclose composite performance information or aggregated risk metrics information that includes information in respect of the Allocated Portion without any attribution to, or mention of, the Series (and which will not include information about the Series other than the Allocated Portion) without the prior written consent of the Manager. The Manager may file a form of this Agreement publicly provided that such form does not include fee terms, investment restrictions or limitations or other material terms negotiated by the Manager and the Sub-Adviser, unless expressly required by law, regulation or the staff of the SEC. The Manager will not publicly disclose any version of this Agreement containing matters prohibited for public disclosure by the preceding sentence without first obtaining prior written consent of the Sub-Adviser, unless otherwise required by applicable law, rule or regulation.

     Sub-Adviser may not consult with any other sub-adviser of the Series concerning transactions in securities or other assets for any investment portfolio of the Trust, including the Series managed by the Sub-Adviser, except that such consultations are permitted between the current and successor sub-advisers of a Series in order to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act.

     The Manager shall not use, nor will it allow any investor in the Series to use, the information provided by the Sub-Adviser to trade for their own account or for the account of any other person or try to "reverse engineer" the investment and trading methodologies and strategies of the Sub-Adviser. In addition, the Manager will not disclose information regarding portfolio holdings of the Allocated Portion to any other sub-adviser of the Trust or any other person, except to the extent that such disclosure (i) is already publicly known,
(ii) is required or requested by applicable federal, state or other governmental regulatory authorities or any self-regulatory organizations or (iii) is to a service provider to the Trust (not including any other sub-adviser) that has a need to know such information in order to perform its duties for, or related to, the Trust. Sub-Adviser shall not use its knowledge of nonpublic information regarding the Series' portfolio(s) as a basis to place or recommend any securities or other transactions for its own benefit or the benefit of others or to the detriment of the Series, it being understood and agreed that the foregoing shall not prohibit the Sub-Adviser's use of such information in the course of the Sub-Adviser's management of the Allocated Portion and any of its other client accounts following similar strategies in accordance with the terms of this Agreement.

     Except as otherwise publicly known or ascertainable from public sources or is permitted under the Trust's policies on disclosure of portfolio holdings, the Manager will keep confidential and will not disclose to any person the specific portfolio holdings of the Allocated Portion, the amount and rate of the sub-advisory fee payable with respect to each Series' Allocated Portion and any other non-public information regarding the Sub-Adviser and its affiliated persons, except to the extent that such disclosure is required or requested by applicable federal, state or other governmental regulatory authorities or any self-regulatory organizations.

     8.   PROXY VOTING

     The Sub-Adviser shall: (i) vote (or elect not to vote) all proxies solicited by or with respect to the issuers of securities in which the assets of the Allocated Portion may be invested in accordance with the Sub-Adviser's proxy voting policies and procedures, as presented to the Trust, and applicable law;
(ii) maintain records of all proxies voted on behalf of the Series in respect of the Allocated Portion; and (iii) provide information to the Trust, Manager or their designated agent in a manner that is sufficiently complete and timely to ensure the Trust's compliance with its filing obligations under Rule 30b1-4 of the 1940 Act.

     9.   USE OF NAMES AND LOGOS

     The Series and the Manager shall have permission to use the Sub-Adviser's name and information about the Sub-Adviser as required by applicable law and in the marketing of the Series in written materials relating to the Series that refer to the Sub-Adviser and/or the Sub-Adviser's investment strategy, including without limitation the Series' registration statement, shareholder reports and other offering documents and marketing materials prepared for distribution to shareholders of the Series or the public (such materials, the "MARKETING MATERIALS"). The Series and the Manager agree to furnish such Marketing Materials to the Sub-Adviser (via email at an address designated by the Sub-Adviser from time to time), for its prior review and approval (which approval shall not be withheld or withdrawn as to information required by applicable law or in response to comments of regulatory or self-regulatory agencies and their staff and shall not in other respects be otherwise unreasonably withheld or withdrawn), provided the requirement for prior approval shall apply solely with respect to the use of the Sub-Adviser's name and information specifically concerning the Sub-Adviser and its investment strategy (the "SUB-ADVISER INFORMATION") and not to any other content of the Marketing Materials. If, following the furnishing of Marketing Materials, the Series or the Manager do not receive a written response from the Sub-Adviser with respect to such materials within five business days of its submission for approval, the content of such materials subject to the Sub-Adviser's approval shall be deemed accepted by the Sub-Adviser. The Sub-Adviser agrees that the Series and the Manager may request that the Sub-Adviser approve the use of a type of Marketing Material, and if approved by the Sub-Adviser, that the Series and the Manager need not obtain approval for each additional piece of Marketing Material that is of substantially the same type or form provided that the Sub-Adviser Information contained in such Marketing Material is substantially the same as previously approved by the Sub-Adviser, unless such consent is withdrawn in writing by the Sub-Adviser.

     Except for the Marketing Materials, the Manager will not display or use any logo, trade name, trademark, service mark, design or abbreviation, contraction or simulation thereof of the Sub-Adviser or any of its affiliates without the prior written consent of the Sub-Adviser.

     The Sub-Adviser shall not use the name or any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Manager, the Trust, the Series or any of their affiliates in its marketing materials unless it first receives prior written approval of the Manager. It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the party in question and its affiliates, and that each other party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

     10.  LIMITATION OF LIABILITY; INDEMNIFICATION

     (a) The Sub-Adviser shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of the Disclosure Documents only with respect to Sub-Adviser Disclosure.

     (b) The Sub-Adviser shall be liable to the Series for any loss (including transaction costs) incurred by the Series as a result of any investment made by the Sub-Adviser in contravention of: (i) any investment policy, guideline or restriction set forth in the Registration Statement or as approved by the Board from time to time and provided to the Sub-Adviser; or (ii) applicable law (the investments described in this subsection (b) collectively are referred to as "IMPROPER INVESTMENTS") if such loss arises from the Sub-Adviser's willful misfeasance, bad faith, or gross negligence or reckless disregard of its obligations and duties hereunder (collectively, the "SUB-ADVISER DISABLING CONDUCT").

     (c) The Sub-Adviser shall indemnify and hold harmless the Trust with respect to each Series managed by the Sub-Adviser, each affiliated person of the Trust within the meaning of Section 2(a)(3) of the 1940 Act, and each person who controls the Trust within the meaning of Section 15 of the 1933 Act (any such person, an "INDEMNIFIED PARTY") against any and all losses, claims, damages, expenses or liabilities (including the reasonable cost of investigating and defending any alleged loss, claim, damage, expense or liability and reasonable counsel fees incurred in connection therewith) to which any such person may become subject under the 1933 Act, the 1934 Act, the 1940 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof) arise out of or are based upon: (i) a material breach by the Sub-Adviser of this Agreement; (ii) any Improper Investment (if the loss arising from the Improper Investment is a result of any Sub-Adviser Disabling Conduct);
(iii) the Sub-Adviser's performance or non-performance of its duties hereunder to the extent that the Sub-Adviser's actions constitute Sub-Adviser Disabling Conduct; or (iv) any untrue statement or alleged untrue statement of a material fact contained in any Disclosure Document or the omission or alleged omission from a Disclosure Document of a material fact required to be stated therein or necessary to make the statements therein not misleading, for purposes of this
Section 10(c) solely with respect to the Sub-Adviser Disclosure (it being understood, however, that this indemnification and agreement to hold harmless shall not apply to the extent that any such untrue statement, alleged untrue statement, omission or alleged omission is the result of any change made to any applicable Disclosure Document without the written consent or other acknowledgment of the Sub- Adviser from and after the time that such Disclosure Document has been reviewed and approved by the Sub-Adviser, as contemplated in
Section 2.1(ix) hereof); provided, however, that nothing herein shall be deemed to protect any Indemnified Party who is a Trustee or officer of the Trust against any liability to the Trust or to its shareholders to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person's office with the Trust.

     (d) For purposes of clarification, except with respect to Sub-Adviser Disclosure, the Sub-Adviser shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Series, provided that nothing in this Agreement shall protect the Sub-Adviser against any liability to the Series to which the Sub-Adviser would otherwise be subject by reason of any Sub-Adviser Disabling Conduct.

     (e) Neither the Sub-Adviser nor any director, officer or employee of the Sub-Adviser performing services for the Series in connection with the Sub-Adviser's discharge of its obligations hereunder shall be liable to the Manager, its officers, directors, agents, employees, controlling persons or shareholders or to the Trust or its shareholders for (i) any acts of the Manager or any other sub-adviser to the Series with respect to the portion of the assets of the Series not managed by the Sub-Adviser and (ii) acts of the Sub-Adviser which result from or are based upon acts of the Manager, including, but not limited to, a failure of the Manager to provide accurate and current information with respect to any records maintained by the Manager or any other sub-adviser to the Series, which records are not (x) also maintained by the Sub-Adviser or
(y) to the extent such records relate to the Allocated Portion, otherwise available to the Sub-Adviser upon reasonable request, provided, in all cases, that the liability was not attributable to any Sub-Adviser Disabling Conduct.

     (f) The Manager agrees to indemnify and hold harmless the Sub-Adviser and its affiliates and each of their respective members, partners, shareholders, managers, directors, officers, agents and employees against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Sub-Adviser or its affiliates or such members, partners, shareholders, managers, directors, officers, agents or employees are subject, which are caused by (i) the Manager's willful misfeasance, bad faith, or gross negligence in the performance of the Manager's obligations and duties under this Agreement or obligations and duties to the Trust or a Series under the Investment Advisory Agreement, or by reason of the Manager's reckless disregard of such obligations and duties, or (ii) any untrue statement of a material fact contained in the Series' Prospectus and SAI, Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials or the omission to state therein a material fact which was required to be stated therein or necessary to make the statements therein not misleading, unless and to the extent such statement or omission was made in reliance upon, and is consistent with, the information furnished to the Manager or the Trust by the Sub-Adviser or any director, officer, agent or employee of the Sub-Adviser for use therein; provided, however, that in no case is the Manager's indemnity in favor of any person deemed to protect such other persons against any liability to which such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of obligations and duties under this Agreement.

     11.  AMENDMENT OR ASSIGNMENT OF AGREEMENT

     Any amendment to this Agreement shall be in writing signed by the parties hereto; provided, that no such amendment shall be effective unless authorized on behalf of any Series (i) by resolution of the Board, including the vote or written consent of a majority of the Board who are not parties to this Agreement or interested persons of either party hereto, and (ii) as and to the extent required under the 1940 Act, by vote of a majority of the outstanding voting securities of the applicable Series. This Agreement shall terminate automatically and immediately in the event of its assignment.

     12.  TERM AND TERMINATION OF AGREEMENT

          12.1 This Agreement shall become effective as of the date executed and shall remain in full force and effect continually thereafter, subject to renewal as provided in Section 12.1(d) and unless terminated automatically as set forth in Section 11 hereof or until terminated as follows:

          (a) The Trust may cause this Agreement to terminate either (i) by vote of its Board or (ii) with respect to the Series, upon the affirmative vote of a majority of the outstanding voting securities of the Series; or

          (b) The Manager may at any time terminate this Agreement by not more than sixty (60) days' nor less than thirty (30) days' written notice delivered or mailed by registered mail, postage prepaid, to the Sub-Adviser; or

          (c) The Sub-Adviser may at any time terminate this Agreement by not more than sixty (60) days' nor less than thirty (30) days' written notice delivered or mailed by registered mail, postage prepaid, to the Manager; or

          (d) This Agreement shall automatically terminate two years from the date of its execution unless its renewal is specifically approved at least annually thereafter by (i) a majority vote of the Trustees, including a majority vote of such Trustees who are not interested persons of the Trust, the Manager or the Sub-Adviser, at a meeting called for the purpose of voting on such approval; or (ii) the vote of a majority of the outstanding voting securities of the Series; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Series for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Sub-Adviser may continue to serve hereunder as to the Series in a manner consistent with the 1940 Act and the rules and regulations thereunder; and

          (e) Termination of this Agreement pursuant to this Section shall be without payment of any penalty.

     In the event of termination of this Agreement for any reason, the Sub-Adviser shall, immediately upon notice of termination or on such later date as may be specified in such notice, cease all activity on behalf of the Series and with respect to any of its assets, except as expressly directed by the Manager or as otherwise required by any fiduciary duties of the Sub-Adviser under applicable law; provided, however, that in no event shall the obligations of the Sub-Adviser with respect to managing the Allocated Portion extend beyond the effective date of termination of the Agreement. In addition, the Sub-Adviser shall deliver the Series' Books and Records to the Manager by such means and in accordance with such schedule as the Manager shall direct and shall otherwise cooperate, as reasonably directed by the Manager, in the transition of portfolio asset management to any successor of the Sub-Adviser, including the Manager.

     13.  INTERPRETATION AND DEFINITION OF TERMS

     Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms "vote of a majority of the outstanding voting securities," "interested person," "assignment" and "affiliated person," as used in this Agreement shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, when the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

     14.  CHOICE OF LAW

     This Agreement is made and to be principally performed in the State of New York and except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.

     15.  CHANGE IN THE SUB-ADVISER'S OWNERSHIP

     The Sub-Adviser agrees that it shall notify the Trust of any anticipated or otherwise reasonably foreseeable change in the ownership of the Sub-Adviser which would constitute an assignment of this Agreement within a reasonable time prior to such change being effected.

     16.  ENFORCEABILITY

     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

     17.  CAPTIONS

     The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     18.  EXECUTION IN COUNTERPARTS; ELECTRONIC DELIVERY

     This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Signatures on this Agreement may be communicated by electronic transmission (which shall include facsimile or email) and shall be binding upon the parties so transmitting their signatures.

     19.  CFTC DISCLOSURE

     PURSUANT TO AN EXEMPTION UNDER CFTC RULES IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE CFTC. THE CFTC DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE CFTC HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

                                             FIERA CAPITAL INC.

                                             By: /s/ Stephen McShea
                                             ----------------------
                                             Name: Stephen McShea
                                             Title: General Counsel

                                             ELLINGTON MANAGEMENT GROUP, L.L.C.

                                             By: /s/ Laurence E. Penn
                                             ------------------------
                                             Name: Laurence E. Penn
                                             Title: Vice Chairman

                             SUB-ADVISORY AGREEMENT

                                   SCHEDULE A

                 SERIES OF THE ADVISORS' INNER CIRCLE FUND III

Fiera Capital Diversified Alternatives Fund

                             SUB-ADVISORY AGREEMENT

                                   SCHEDULE B

                             INVESTMENT GUIDELINES

1. Sub-Adviser will manage an Allocated Portion, consisting of two strategies:

     a. A primarily cash equity trading strategy, run as "equity market neutral."

     b.   A futures-based trading strategy.

2. Sub-Adviser will run the Allocated Portion with approximately equal risk contribution from each of the underlying strategies ("50/50"), with the option to over/underweight one strategy relative to the other with prior consent from the Manager.

3. Realized volatility of the combined sleeve is to be targeted at between 10% and 15% annualized standard deviation, based upon daily NAV changes of the Allocated Portion over a significant amount of trading days.

4. Each Allocated Portion will be limited to a maximum of 30% futures margin to equity.

5. Equity market neutral Allocated Portion to consist of a minimum of 50 stocks long, 50 stocks short, with a maximum of 350 stocks long, 350 stocks short.

6. Equity market neutral Allocated Portion to run a maximum net market exposure of +/-10%.

7. Equity market neutral Allocated Portion to have a maximum gross market value (longs plus shorts) of 400%.

                             SUB-ADVISORY AGREEMENT

                                   SCHEDULE C

                              RATE OF COMPENSATION


SERIES                                              ANNUAL PERCENTAGE RATE OF
                                             COMPENSATION BASED ON EACH SERIES'
                                                AVERAGE DAILY NET ASSETS OF THE
                                                          ALLOCATED PORTION(1)


--------------------------------------------------------------------------------
Fiera Capital Diversified Alternatives Fund                   [Redacted]
--------------------------------------------------------------------------------

(1) As provided in the Agreement, the Allocated Portion for purposes of this Schedule C does not include the value of any Excess Cash.